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                                   EXHIBIT 5.1

                          [OPINION OF MCBREEN & KOPKO]


May 29, 2002


Sonic Foundry, Inc.
1617 Sherman Avenue
Madison, WI 53704

                       REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:


We have examined the Registration Statement on Form S-3 which you intend to file with the Securities and Exchange Commission on or about May 29, 2002 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 5,018,959 shares of your Common Stock issued or issuable upon conversion of certain convertible subordinated debt or exercise of certain warrants (the "Shares") to be sold by certain stockholders described in the Registration Statement (the "Selling Stockholders"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale of the Shares by the Selling Stockholders in the manner set forth in the Registration Statement in the section entitled "Plan of Distribution."


It is our opinion that the Shares, when sold by the Selling Stockholders in the manner referred to in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

Sincerely,
MCBREEN & KOPKO
/s/ McBreen & Kopko
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